Petro River Closes Private Placement with Strategic Chinese Partner

HOUSTON, TX - December 16, 2013, Petro River Oil Corp (“Petro River” or “the Company”) announces that, on December 12, 2013, it closed a private placement of common stock at $0.08 per share for total gross proceeds of $6.5 million. In addition the Company issued a warrant to purchase additional common stock at a strike price of $0.1356 prior to December 12, 2015.

All of the offering was purchased by Petrol Lakes Holding Limited (“Petrol Lakes”), a newly formed investment group based in China with strategic ties to the country's oil and gas industry. The proceeds will be used to fund development of Petro River's extensive portfolio including over 115,000 net acres of oil and gas assets in Kansas, Missouri and Kentucky.

Petrol Lakes is working with Petro River towards a potential joint venture with a strategic partner in China in the Company’s 85,000 net acres in the Mississippian Lime play in Kansas. The Company is also reviewing acquisition opportunities in the Mississippi Lime play in Kansas and Oklahoma. There can be no assurance that the Petro River will enter into any of these transactions.

Petro River has formed a wholly owned subsidiary named Petro Spring LLC to acquire and develop technologies with a focus on enhanced oil recovery. Petro Spring brings together a team of world class technologists with extensive experience applying technology to increase efficiency of oil production.

Important Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares of common stock are being sold pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended.

Forward-Looking Statements

This news release contains forward-looking and other statements that are not historical facts. Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward looking statements will not occur, which may cause actual performance and results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward looking statements.

The forward-looking statements contained in this news release are made as of the date of this news release. Petro River disclaims any intention and assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities law. Additionally, Petro River undertakes no obligation to comment on the expectations of, or statements made, by third parties in respect of the matters discussed above.

Contact Information:

Investor Relations:

gary@petroriveroil.com

212-596-7090

www.petroriveroil.com